                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY



                                VOTING AGREEMENT

                  VOTING AGREEMENT, dated as of May 1, 2002 (the "Agreement"), by and among Level 3 Communications, Inc., a Delaware corporation ("Parent"), Eldorado Acquisition Three, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), Software Spectrum, Inc., a Texas corporation (the "Company"), Private Capital Management, L.P., a Delaware limited partnership ("PCM") and Judy C. Odom, an individual ("JO" and, together with PCM, the "Shareholders").

                                   WITNESSETH:

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Purchaser with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, each Shareholder owns (beneficially and of record) or has dispositive and voting control with respect to the number of shares of the Company's common stock, par value $.01 per share (the "Company Common Stock"), set forth opposite such Shareholder's name on
Schedule I hereto (all such shares so owned or from time to time controlled and which may hereafter be acquired or from time to time controlled by such Shareholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Shareholder's "Shares");

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that the Shareholders enter into this Agreement; and

                  WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Shareholders are willing to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                       TRANSFER AND VOTING OF SHARES; AND
                       OTHER COVENANTS OF THE SHAREHOLDERS

                  SECTION 1.1. VOTING OF SHARES. From the date hereof until the occurrence of a Termination Event (as defined in Section 4.2) (the "Term"), at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, each Shareholder shall vote (or cause to be voted) its Shares (a) in favor of approval of the Merger and the Merger Agreement (as amended from time to time),
(b) against (i) any Takeover Proposal (as defined in the Merger Agreement), (ii) any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions to the Parent's and Purchaser's obligations under the Merger Agreement not being fulfilled, (iii) any change in the directors of the Company, (iv) any change in the present capitalization of the Company, (v) any amendment to the Company's Second Restated Articles of Incorporation or the Second Amended and Restated By-Laws, (vi) any other material change in the Company's corporate structure or business, or (vii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (c) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability of Purchaser or its nominees to vote such Shares directly.

                  SECTION 1.2. NO INCONSISTENT ARRANGEMENTS. Except as contemplated by this Agreement and the Merger Agreement, and, with respect to PCM, except to the extent PCM's dispositive and voting power over its Shares is revoked after the date hereof by the ultimate beneficial owner of such Shares, each Shareholder shall not during the Term (a) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Shareholder's Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Shares, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (c) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (d) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (e) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding the foregoing, in the case of an individual Shareholder, such Shareholder may transfer any or all of its Shares to a charitable trust or foundation; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Shares or any interest in any of such Shares is or may be transferred shall have executed and delivered to Parent and Purchaser a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement.

                  SECTION 1.3. PROXY. Each Shareholder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Shareholder's Shares and constitutes and appoints Purchaser and Parent, or any nominee of Purchaser and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1.1 and to vote each of such Shares as its Proxy, as provided in Section 1.1, at every annual, special, adjourned or postponed meeting of the shareholders of the Company, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that Texas law may permit. Each Shareholder represents and warrants that (a) it has not granted power of attorney to any other Person with respect to the Shares and (b) any proxies heretofore given in respect of the Shares are not irrevocable, and that any such proxies have been revoked.

                  THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM, PROVIDED THAT PCM MAY REVOKE SUCH PROXY AND POWER SOLELY TO THE EXTENT THAT ONE OR MORE ULTIMATE BENEFICIAL HOLDERS OF PCM'S SHARES REVOKES PCM'S AUTHORITY WITH RESPECT TO SUCH SHARES.

                  SECTION 1.4. DISCLOSURE. Each Shareholder hereby authorizes Parent, Purchaser and the Company to publish and disclose in any Form 8-K,
Schedule 13D and the Proxy Statement (including all documents and schedules filed with the Commission), its identity and ownership of the Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Purchaser shall permit each Shareholder to disclose the terms of this Agreement in such Shareholder's Schedule 13D with respect to the Shares.

                  SECTION 1.5. WAIVER OF APPRAISAL RIGHTS. Each Shareholder hereby waives with respect to its Shares any rights of appraisal or rights to dissent from the Merger.

                  SECTION 1.6. SPOUSAL CONSENT. If a Shareholder is or may be subject to the community property laws of any state or other jurisdiction, such Shareholder shall use its reasonable best efforts to cause his/her spouse to execute an acknowledgment and consent consenting to and agreeing to the transactions contemplated by this Agreement. Such consent shall survive until the occurrence of a Termination Event.

                  SECTION 1.7. STOP TRANSFER. Prior to a Termination Event, each Shareholder shall not request that the Company register, and the Company shall not register, the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement.

                  SECTION 1.8. NO SOLICITATION.

                  (a) During the Term, each Shareholder shall not, and it shall cause its subsidiaries, officers, directors, employees, counsel, investment bankers, financial advisers, accountants, other representatives and agents (collectively, the "Representatives") not to, (i) solicit, initiate, or encourage, directly or indirectly (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, each Shareholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (b) Each Shareholder shall promptly advise Parent orally and in writing of any request for information, proposal, discussion, negotiation or inquiry received by such Shareholder after the date of this Agreement, and each Shareholder shall promptly (but in any event within one Business Day) communicate to Parent the material terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Notwithstanding any provision of this Section 1.8 to the contrary, if any Shareholder or any of its Representatives is a member of the Board of Directors of the Company (the "Board of Directors"), such member of the Board of Directors may take actions in such capacity.

                                   ARTICLE II.

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Each Shareholder hereby represents and warrants to Parent and Purchaser as follows:

                  SECTION 2.1. DUE AUTHORIZATION, ETC. Such Shareholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Purchaser and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Purchaser and Parent as such Shareholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by or on behalf of such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

                  SECTION 2.2. NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) contravene, conflict with or violate any law applicable to such Shareholder or by which such Shareholder or any of such Shareholder's properties is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Shareholder, including, without limitation, such Shareholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Shareholder of such Shareholder's obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of such Shareholder's obligations under this Agreement.

                  SECTION 2.3. TITLE TO SHARES. JO is the sole record and beneficial owner of her Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement, or has voting and dispositive control with respect to its Shares. PCM has voting and dispositive control with respect to its Shares, which control may be revoked at any time by the ultimate beneficial owner of such Shares.

                  SECTION 2.4. NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from the Company, Parent, or any of their respective Subsidiaries, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder. Such Shareholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission from the Company, Parent, or any of their respective Subsidiaries in connection with the transactions contemplated hereby or by the Merger Agreement.

                  SECTION 2.5. RELIANCE BY PARENT AND PURCHASER. Shareholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

                  Parent and Purchaser hereby, jointly and severally, represent and warrant to the Shareholders as follows:

                  SECTION 3.1. DUE ORGANIZATION, AUTHORIZATION, ETC. Purchaser and Parent are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. Purchaser and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Purchaser and Parent have been duly authorized by all necessary corporate action on the part of Purchaser and Parent, respectively. This Agreement has been duly executed and delivered by each of Purchaser and Parent and constitutes a legal, valid and binding obligation of each of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

                  SECTION 3.2. NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the performance of this Agreement by Parent and Purchaser will not, (i) contravene, conflict with or violate any law applicable to Parent or Purchaser or by which Parent or Purchaser or any of their respective properties is bound or affected or
         (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Parent or Purchaser, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by Parent or Purchaser of their respective obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for those that will be made within the required time period or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent or Purchaser of their respective obligations under this Agreement.

                                   ARTICLE IV.

                                  MISCELLANEOUS

                  SECTION 4.1. DEFINITIONS. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

                  SECTION 4.2. TERMINATION. This Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the completion of a valid vote of the Shareholders on the Merger and the Merger Agreement at the Special Meeting; (ii) the termination of the

Merger Agreement by any party thereto in accordance with its terms; or (iii) the amendment of the Merger Agreement without the written consent of the Shareholders that (x) provides for a reduction in the Per Share Amount below $37.00 or (y) changes the form of the payment of the Per Share Amount to other than cash (each a "Termination Event"). No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

                  SECTION 4.3. FURTHER ASSURANCE. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

                  SECTION 4.4. CERTAIN EVENTS. JO agrees that this Agreement and JO's obligations hereunder shall attach to her Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, JO's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

                  SECTION 4.5. SPECIFIC PERFORMANCE. Each Shareholder acknowledges that if such Shareholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent and Purchaser for which money damages would not be an adequate remedy. In such event, each Shareholder agrees that each of Parent and Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Shareholder hereby waives the claim or defense that Parent or Purchaser, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

                  SECTION 4.6. NOTICE. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, confirmation received, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      If to Parent or Purchaser:


                                    Level 3 Communications, Inc.
                                    1025 Eldorado Blvd.
                                    Broomfield, CO 80021
                                    Attention: Robert M. Yates
                                    Facsimile: (720) 888-5619

                                    With a copy to:

                                    Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, New York  10019
                                    Attention: John S. D'Alimonte, Esq.
                                    Facsimile: (212) 728-8111

                  (b) If to a Shareholder, at the address set forth below such Shareholder's name on Schedule I hereto.

                                    With a copy to:

                                    Software Spectrum, Inc.
                                    2140 Merritt Drive
                                    Garland, Texas 75041
                                    Attention: Judy C. Odom
                                               Robert D. Graham
                                    Facsimile: (972) 864-7889

                                    and

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    1440 New York Avenue, N.W.
                                    Washington, D.C. 20005-2111
                                    Attention: C. Kevin Barnette
                                    Facsimile: (202) 393-5760

                  SECTION 4.7. EXPENSES. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

                  SECTION 4.8. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 4.9. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                  SECTION 4.10. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

                  SECTION 4.11. ASSIGNMENT. This Agreement shall not be assigned by operation or law or otherwise, by any of the parties hereto without the prior written consent of the other parties, except that Parent or Purchaser may assign all or any of its rights hereunder to any wholly owned Subsidiary of Parent provided that no such assignment shall relieve such assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

                  SECTION 4.12. GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

                  SECTION 4.13. JURISDICTION: SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the parties in the courts of the State of New York located in the City of New York, or if it has subject matter jurisdiction, the U.S. federal district court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  SECTION 4.14. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 4.15. WAIVER. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  SECTION 4.16. EFFECTIVENESS. This Agreement shall become effective only upon the execution and delivery of the Merger Agreement by the Company, Parent and Purchaser.

                  SECTION 4.17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Purchaser, the Company and the Shareholders have caused this Agreement to be executed as of the date first written above.

                                       LEVEL 3 COMMUNICATIONS, INC.



                                       By: /s/ JAMES CROWE
                                          --------------------------------------
                                          Name:
                                          Title:

                                       ELDORADO ACQUISITION THREE, INC.



                                       By: /s/ THOMAS STORTZ
                                          --------------------------------------
                                          Name:
                                          Title:

                                       SOFTWARE SPECTRUM, INC.



                                       By: /s/ JUDY C. ODOM
                                          --------------------------------------
                                          Name: Judy C. Odom
                                          Title: Chief Executive Officer


                                           /s/ JUDY C. ODOM
                                          --------------------------------------
                                          Judy C. Odom

                                       PRIVATE CAPITAL MANAGEMENT, L.P.

                                       By: PCM Holdings, Inc., its general
                                           partner

                                       By: /s/ GREGG J. POWERS
                                          --------------------------------------
                                          Name: Gregg J. Powers
                                          Title: President

                                   Schedule I



                                                                         Number of Shares for which
Name and Address                                                         Shareholder has Dispositive and
of Shareholder                                                           Voting Control
----------------                                                         -------------------------------
Judy C. Odom                                                             166,114
2140 Merritt Drive
Garland, Texas 75041
Facsimile: (972) 864-7889

Private Capital Management, L.P.                                         796,542
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108
Attention: Gregg Powers
           Lisa Gallagher
Facsimile: (239) 254-2558
           (239) 254-2559